EXHIBIT 26 (o)(1)

    REPRESENTATION LETTER REGARDING SEPARATE ACCOUNT FINANCIAL STATEMENTS OF
                     PHOENIX LIFE INSURANCE COMPANY, ET AL

                                 March 18, 2005



Mr. Richard Sennett
Office of the Chief Accountant
Division of Investment Management
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


         RE: SEPARATE ACCOUNT FINANCIAL STATEMENTS OF PHOENIX LIFE INSURANCE COMPANY, ET AL.

Dear Mr. Sennett:

         As per your request, and as a follow-up to our recent conversations, this letter confirms our understanding that the Staff of the Division of Investment Management (the "Division") of the Securities and Exchange Commission (the "Commission") will not object if during the period from the date of this letter to May 1, 2006, and subject to the facts, conditions, and representations set forth below, separate account financial statements prepared in the manner described herein are included in (i) registration statements and pre-effective amendments for new variable annuity contracts and variable life insurance policies (the "variable contracts") issued by Phoenix Life Insurance Company and its affiliates (collectively, "Phoenix Life" or the "Company") and (iii) post-effective amendments for existing variable contracts.

BACKGROUND

         In response to recent comments from the Staff in connection with the Staff's review of a pre-effective amendment on Form N-6 filed by Phoenix Life for a new variable life insurance policy, we provided the Staff with an explanation as to why the Company prepares a different set of financial statements for the separate account assets and liabilities pertaining to each variable contract the Company issues, rather than one set of financial statements pertaining to the assets and liabilities of the entire separate account. We have also discussed with you and your colleagues on the Staff your concern as to whether the financial statements Phoenix Life prepares pertaining to its separate accounts comply with the requirements of Item 23(a) of Form N-4 and Item 24(a) of Form N-6. In this regard, we understand that the Staff of the Division has taken the position that that the applicable items of Forms N-4 and N-6 require financial statements to be presented with respect to all of the assets and liabilities of a separate account rather than separately for the assets and liabilities of different variable contracts issued through the separate account. As we have discussed, we believe that the applicable items of Forms N-4 and N-6 are open to different interpretations.

         Phoenix Life has already begun an extensive conversion project that will permit it, as of May 1, 2006, to present separate account financial statements in accordance with the Staff's interpretation of Forms N-4 and N-6 described above. The conversion has been structured with specific milestones that the Company is confident will enable separate account financial statements to be presented in the new format no later than May 1, 2006 for inclusion in the Company's post-effective amendments going forward. As we have discussed, we do not believe it is feasible or prudent to attempt to complete the conversion before that time. Accordingly, we appreciate the Staff's determination not to object to the completion of the conversion project on the timetable originally established.

         This letter sets forth certain conditions and representations that the Staff has asked for in connection with this matter. Enclosed with this letter is a description of the timetable for the conversion project, including specific significant milestones.

         The Company has 5 separate accounts (811-03488; 811-08914; 811-04721;
811-09065; and 811-07835) and 36 products under those separate accounts. In addition, 45 financial statements are generated for these products.

CONDITIONS AND REPRESENTATIONS

         1. Phoenix Life represents that it has undertaken and is currently in the process of a conversion project to permit financial statements to be prepared for each of its separate accounts;

         2. Phoenix Life represents that it will be converting to separate account financial statements in this new format as of 12/31/05;

         3. Phoenix Life represents that it will be able to provide audited separate account financial statements in the new format for the May 1, 2006 update season;

         4. Phoenix Life undertakes to file post-effective amendments by May 1, 2006 as necessary to add separate account financial statements in the new format to any registration statements and post-effective amendments that become effective on or after January 1, 2006 and prior to May 1, 2006;

         5. Phoenix Life has provided the Staff with a timetable giving completed and estimated milestones of the conversion process. The Company represents that this timetable reflects the Company's best estimates and that the date for the final deliverable, that is, financial statements prepared in the new format, is May 1, 2006;

         6. The Company undertakes to file this letter as an exhibit to each registration statement, pre-effective amendment, and post-effective amendment filed during the period from the date of this letter to May 1, 2006, that does not include separate account financial statements in the new format; and

         7. The Company undertakes to file as EDGAR correspondence with each registration statement, pre-effective amendment, and post-effective amendment (i.e.as part of the EDGAR submission) filed during the period from the date of this letter to May 1, 2006 that does not include separate account financial statements in the new format, a "Tandy" letter stating that the Company acknowledges and agrees that the actions of the Staff in not objecting to the inclusion of separate account financial statements in the filing: (i) shall not foreclose the Commission from taking any action with respect to the matters set forth in this representation letter; (ii) do not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and
                  (iii) may not be asserted by the Company as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                        *                        *                      *

                  If you have any questions or comments regarding this letter, please call the undersigned at 860.403.5862.

                                                 Sincerely,


                                                 /s/ Joseph DeCresce
                                                 Joseph DeCresce

         cc:      Sonny Oh
                  W. Thomas Conner